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UJB FINANCIAL CORP.                                                                     Exhibit (28)C
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
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                                                                              Three Months Ended
                                                                                   March 31,
                                                                            -----------------------
                                                                               1995        1994
                                                                            ----------- -----------
 OPERATING ACTIVITIES
   Net income                                                              $    39,987 $    28,560
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Provision for loan losses and other real estate owned                    16,375      20,860
       Depreciation, amortization and accretion                                  7,113       8,283
       Gains on sales of investment and trading account securities              (2,471)     (1,354)
       Gains on sales of mortgages held for sale                                   (69)       (575)
       Gains on sales of other real estate owned                                (1,112)       (544)
       Proceeds from sales of other real estate owned                            5,095       4,677
       Proceeds from sales of mortgages held for sale                            7,572      80,470
       Originations of mortgages held for sale                                  (9,195)    (63,825)
       Net decrease (increase) in trading account securities                    15,838        (814)
       Decrease (increase) in accrued interest receivable and other assets      47,389     (39,820)
       Increase in accrued interest payable, accrued
         expenses and other liabilities                                         59,381      42,779
                                                                            ----------- -----------
         NET CASH PROVIDED BY OPERATING ACTIVITIES                             185,903      78,697
                                                                            ----------- -----------
 INVESTING ACTIVITIES
   Proceeds from maturities of investment securities                           207,005     461,928
   Purchases of investment securities                                          (33,412) (1,314,341)
   Purchases of investment securities available for sale                       (32,521)          -
   Proceeds from maturities of investment securities available for sale          3,333     163,292
   Proceeds from sales of investment securities available for sale               2,748       4,461
   Net decrease (increase) in interest bearing deposits with banks               6,813     (17,145)
   Net increase in loans                                                       (92,856)   (158,351)
   Purchases of premises and equipment, net                                     (2,757)     (2,938)
                                                                            ----------- -----------
         NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                    58,353    (863,094)
                                                                            ----------- -----------
 FINANCING ACTIVITIES

   Net (decrease) increase in demand and savings deposits                     (594,993)     39,316
   Net increase (decrease) in time deposits                                    385,481     (73,490)
   Net (decrease) increase in short-term borrowings                            (65,541)    694,319
   Principal payments on long-term debt                                           (402)     (2,206)
   Proceeds from issuance of long-term debt                                          -       1,040
   Dividends paid                                                              (14,787)    (11,535)
   Proceeds from issuance of common stock under dividend
     reinvestment and other stock plans                                          2,972       4,371
   Other, net                                                                   (1,706)      2,112
                                                                            ----------- -----------
         NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES                  (288,976)    653,927
                                                                            ----------- -----------
 DECREASE IN CASH AND CASH EQUIVALENTS                                         (44,720)   (130,470)
 CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                              970,296     824,674
                                                                            ----------- -----------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD                                $   925,576 $   694,204
                                                                            =========== ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid:
     Interest payments                                                     $    90,211 $    72,232
     Income tax payments                                                           114       2,882
Noncash investing activities:
    Loans made in conjunction with the sale of other real estate owned             134       1,080
    Net transfer of loans to other real estate owned                             4,928       4,959
    Transfer of assets to assets held for accelerated disposition                2,765           -
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